Exhibit 99.1

LINN ENERGY ANNOUNCES SECOND QUARTER 2015 RESULTS;
ANNOUNCES INTENT TO RECOMMEND SUSPENSION OF DISTRIBUTION;
REPURCHASES APPROXIMATELY $599 MILLION OF SENIOR NOTES
AT A 35 PERCENT DISCOUNT
HOUSTON, July 30, 2015 - Linn Energy, LLC (NASDAQ: LINE) (“LINN” or the “Company”) and LinnCo, LLC (NASDAQ: LNCO) (“LinnCo”) announced today financial and operating results for the three months ended June 30, 2015, the intent to recommend suspension of LINN’s distribution and LinnCo’s dividend and the repurchase of approximately $599 million of senior notes at a 35 percent discount.
“After careful consideration, management has decided to recommend to the Board of Directors that it suspend payment of LINN’s distribution and LinnCo’s dividend at the end of the third quarter 2015 and reserve approximately $450 million in cash from annualized distributions. The Board and management believe this suspension to be in the best long-term interest of all Company stakeholders,” said Mark E. Ellis, Chairman, President and Chief Executive Officer.
LINN reported the following second quarter 2015 results:

•	Grew average daily production by 1.5 percent to approximately 1,219 MMcfe/d for the second quarter 2015, compared to 1,201 MMcfe/d for the first quarter 2015;

•	Increased full-year 2015 production guidance by approximately four percent and decreased lease operating expenses guidance by six percent;

•	Total revenues of approximately $322 million for the second quarter 2015, which includes losses on oil and natural gas derivatives of approximately $191 million;

•	Improved lease operating expenses by 18 percent to approximately $141 million for the second quarter 2015, compared to $173 million for the first quarter 2015;

•
Net loss of approximately $379 million, or $1.12 per unit, for the second quarter 2015, which includes non-cash losses related to changes in fair value of unsettled commodity derivatives of approximately $455 million, or $1.33 per unit;

•
Excess of net cash provided by operating activities after distributions to unitholders and discretionary adjustments considered by the Board of Directors (“Board”), including total development of oil and natural gas properties (see Schedule 1) of approximately $71 million for the second quarter 2015; and

•	Estimated net positive mark-to-market hedge book value of approximately $1.6 billion as of June 30, 2015, and $1.8 billion as of July 28, 2015.
The Company highlighted the following significant accomplishments:

•	Successfully repurchased approximately $599 million of outstanding senior notes in July and $783 million year-to-date, resulting in annualized interest cost savings of approximately $54 million;

•	Announced the sale of the remaining Permian Basin Wolfcamp acreage for approximately $281 million;

•	Anticipate full-year cost reductions in lease operating expenses of approximately $100 million;

•	Anticipate general and administrative expense reductions of approximately $30 million on an annualized basis;

•	Estimate combined cost reductions in lease operating expenses, general and administrative expenses, interest expense and capital costs of more than $225 million on an annualized basis;

•	Completed the semi-annual borrowing base redetermination in May 2015 with a liquidity position of approximately $1.5 billion as of June 30, 2015;

•
Current guidance for the full-year 2015 anticipates funding total oil and natural gas capital expenditures, along with distributions paid through September 2015, from internally generated cash flow with an excess of net cash after total oil and natural gas development costs of approximately $200 million;

•
Finalized the strategic alliance with GSO Capital Partners LP, the credit platform of The Blackstone Group L.P., to fund up to $500 million of oil and natural gas development with 5-year availability; and

•	Finalized the strategic alliance with private capital investor Quantum Energy Partners to commit up to $1 billion of equity capital to fund acquisitions and development of oil and natural gas assets.
“As a result of the high quality of our asset base and our employees’ focus on optimization efforts, we continued to outperform during the second quarter. We have made exceptional progress in reducing costs across the Company, allowing us to cover the distribution and total oil and natural gas capital while generating an excess of $71 million,” said Mr. Ellis. “We also announced today that we have repurchased an additional $599 million of our senior notes, bringing our year-to-date total to approximately

$783 million. The continued commodity price uncertainty has created a unique opportunity to repurchase our bonds at a significant discount, and we believe this not only represents the best current use of capital but will also help solidify the Company’s long-term financial position.”
Second Quarter 2015 Results
Production increased eight percent to an average of approximately 1,219 MMcfe/d for the second quarter 2015, compared to 1,131 MMcfe/d for the second quarter 2014. This increase was primarily attributable to operational outperformance from LINN’s capital program and base optimization efforts.
Lease operating expenses for the second quarter 2015 were approximately $141 million, or $1.27 per Mcfe, compared to approximately $185 million, or $1.80 per Mcfe, for the second quarter 2014. This decrease was primarily due to cost savings initiatives, a decrease in steam costs and lower costs as a result of the properties sold during the fourth quarter 2014, partially offset by costs associated with properties acquired during the third quarter 2014. Transportation expenses for the second quarter 2015 were approximately $56 million, or $0.50 per Mcfe, compared to $45 million, or $0.44 per Mcfe, for the second quarter 2014. This increase was primarily due to higher transportation costs associated with properties acquired in 2014. Taxes, other than income taxes, for the second quarter 2015 were approximately $58 million, or $0.52 per Mcfe, compared to $69 million, or $0.67 per Mcfe, for the second quarter 2014. This decrease was primarily attributable to lower commodity prices. General and administrative expenses for the second quarter 2015 were approximately $99 million, or $0.89 per Mcfe, compared to $67 million, or $0.65 per Mcfe, for the second quarter 2014, which includes approximately $11 million and $9 million, respectively, of non-cash unit-based compensation expenses. This increase was primarily due to advisory fees related to the alliance agreements entered into during the second quarter of 2015 and higher salaries and benefits related expenses, principally driven by severance costs. Depreciation, depletion and amortization expenses for the second quarter 2015 were approximately $216 million, or $1.94 per Mcfe, compared to $274 million, or $2.67 per Mcfe, for the second quarter 2014.
For the second quarter 2015, the Company reported a net loss of approximately $379 million, or $1.12 per unit, which includes non-cash losses related to changes in fair value of unsettled commodity derivatives of approximately $455 million, or $1.33 per unit. For the second quarter 2014, the Company reported a net loss of approximately $208 million, or $0.64 per unit, which includes non-cash losses related to changes in fair value of unsettled commodity derivatives of approximately $393 million, or $1.20 per unit.
Senior Note Repurchases
In July 2015, LINN repurchased approximately $599 million of senior notes in privately negotiated transactions for approximately $392 million, representing a discount to par of approximately 35 percent (yield to maturity of 18 percent and return on investment of greater than 50 percent). Year-to-date, the Company has repurchased a total of approximately $783 million of senior notes. LINN estimates the aggregate senior note repurchases to result in annualized interest cost savings of approximately $54 million.
“This significant repurchase of our outstanding senior notes demonstrates our proactive commitment to investing our cash resources in the most attractive risk-adjusted return opportunity. We expect this series of transactions, along with potential future repurchases, to add meaningful unitholder value for the long term,” said Kolja Rockov, Executive Vice President and Chief Financial Officer.

July Senior Note Repurchases ($ in millions)	Par Value	Discounted Purchase Price

6.50% senior notes due May 2019	$40.8	$27.1
6.25% senior notes due November 2019	316.1	208.3
8.625% senior notes due April 2020	50.1	32.6
6.75% Berry senior notes due November 2020	14.1	10.1
7.75% senior notes due February 2021	30.2	19.2
6.50% senior notes due September 2021	148.0	94.5
Total	$599.3	$391.8
Operations Update
LINN has undertaken a comprehensive cost reduction initiative that has already generated significant savings. The Company anticipates full-year cost reductions in lease operating expenses of approximately $100 million. Based on these successful cost management efforts and two quarters of favorable performance compared to guidance, LINN has increased its previously announced combined cost reduction targets to over $225 million on an annualized basis.
As previously announced, LINN’s 2015 capital program is primarily focused on optimization projects, including steam flood development and enhancement in California, as well as efficient optimization, workover and recompletion opportunities across its diverse asset portfolio. The Company’s current total oil and natural gas capital budget is approximately $530 million for 2015.
LINN continues to evaluate opportunities and develop areas with significant future value potential. The Company currently holds approximately 10,000 net acres in the Ruston area and approximately 20,000 net acres in the Calhoun area, both located in north Louisiana. LINN recently completed a vertical test well in the Ruston field encountering multiple Bossier intervals confirming a continuation of the Terryville field trend onto LINN’s acreage position. In addition to proving the prospectivity of the Bossier intervals, a deeper Smackover interval was encountered and the Company is currently producing from that interval at initial production rates of approximately 4 MMcfe/d. LINN plans to drill its first operated horizontal Bossier well during the third quarter 2015. In the fourth quarter 2015, the Company plans to drill a vertical test well in the Calhoun area to evaluate the prospectivity of the Bossier and Cotton Valley intervals.
Additionally, the Company holds approximately 35,000 net acres in the Tuttle area in Oklahoma, with Woodford and Mississippian formation potential (SCOOP), and anticipates drilling a horizontal well to evaluate the potential of this acreage position in the fourth quarter 2015. LINN also holds approximately 85,000 net acres in the Major County area of Oklahoma which it believes to be prospective for multiple horizontal targets including the Meramac, Mississippian and Woodford formations (STACK).
LINN expects strong market interest in a potential trade or sale of these assets, which could add significant future value. The Company anticipates spending modest amounts of capital to maximize the value of these significant and highly prospective acreage positions over the next 18 months.
Hedging Update
LINN is hedged approximately 100 percent on expected natural gas production in 2015, 2016 and 2017 at average prices ranging from $4.48 to $5.12 per MMBtu. The Company does not hedge the portion of natural gas production used to economically offset natural gas consumption related to its oil operations in California.
For expected oil production, the Company is hedged approximately 90 percent for the remainder of 2015 at an average price of approximately $88 per Bbl and approximately 70 percent in 2016 at an average price of approximately $90 per Bbl. Currently, the Company does not directly hedge NGL production or its exposure to oil differentials.

LINN’s hedge book had an estimated net positive mark-to-market value of approximately $1.6 billion as of June 30, 2015, and $1.8 billion as of July 28, 2015.
Cash Distributions and Dividends
During the second quarter 2015, LINN paid three monthly cash distributions of $0.1042 per unit ($1.25 per unit on an annualized basis) on April 16, May 14 and June 17, 2015.
LinnCo paid three monthly cash dividends of $0.1042 per common share ($1.25 per share on an annualized basis) on April 17, May 15 and June 18, 2015.
LINN paid a monthly cash distribution on July 16, 2015, and LinnCo paid a monthly dividend on July 17, 2015. Subject to the Board’s declaration of record and payment dates, LINN and LinnCo expect to pay the monthly distributions for August and September 2015. At the end of the third quarter 2015, the Company intends to recommend to the Board that it suspends further payment of the LINN distribution and the LinnCo dividend of $1.25 per unit or common share, on an annualized basis. Management and the Board will continue to evaluate, on a quarterly basis, the appropriate level of cash reserve in determining a future distribution and dividend.
Conference Call and Webcast
As previously announced, management will host a conference call on Thursday, July 30, 2015, at 10 a.m. Central (11 a.m. Eastern) to discuss the Company’s second quarter 2015 results. Prepared remarks by Mark E. Ellis, Chairman, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer session.
Investors and analysts are invited to participate in the call by dialing (855) 319-4076, or (631) 887-3945 for international calls, using Conference ID: 66177728. Interested parties may also listen over the internet at www.linnenergy.com.
A replay of the call will be available on the Company’s website or by phone until 4 p.m. Central (5 p.m. Eastern) on August 13, 2015. The number for the replay is (855) 859-2056, or (404) 537-3406 for international calls, using Conference ID: 66177728.
ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-20 U.S. independent oil and natural gas development company, with approximately 7.3 Tcfe of proved reserves in producing U.S. basins as of December 31, 2014. More information about LINN Energy is available at www.linnenergy.com.
ABOUT LINNCO
LinnCo was created to enhance LINN Energy’s ability to raise additional equity capital to execute on its acquisition and growth strategy. LinnCo is a Delaware limited liability company that has elected to be taxed as a corporation for United States federal income tax purposes, and accordingly its shareholders will receive a Form 1099 in respect of any dividends paid by LinnCo. More information about LinnCo is available at www.linnco.com.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes, targets or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about acquisitions, divestitures and trades, potential strategic alliances, timing and payment of distributions, and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company’s financial performance and results, liquidity and debt levels, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the Company’s Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other public filings.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	LINN Energy, LLC and LinnCo, LLC

Clay Jeansonne, Vice President – Investor and Public Relations 281-840-4193

Sarah Nordin, Public Relations and Media 713-904-6605

Schedule 1

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in thousands)

Net cash provided by operating activities	$298,779	$481,153	$673,482	$915,635
Distributions to unitholders	(107,816)	(240,510)	(212,631)	(480,583)
Excess of net cash provided by operating activities after distributions to unitholders	190,963	240,643	460,851	435,052
Discretionary adjustments considered by the Board of Directors:
Discretionary reductions for a portion of oil and natural gas development costs (1)	NM*	(199,448)	NM*	(392,868)
Development of oil and natural gas properties (2)	(99,430)	NM*	(282,403)	NM*
Cash recoveries of bankruptcy claim (3)	(2,877)	(2,913)	(2,877)	(2,913)
Cash received (paid) for acquisitions or divestitures – revenues less operating expenses (4)	—	—	(2,712)	—
Provision for legal matters (5)	—	2,400	(1,000)	1,598
Changes in operating assets and liabilities and other, net (6)	(17,335)	(8,626)	(137,672)	(11,806)
Excess of net cash provided by operating activities after distributions to unitholders and discretionary adjustments considered by the Board of Directors, including a portion of oil and natural gas development costs (7)	NM*	$32,056	NM*	$29,063
Excess of net cash provided by operating activities after distributions to unitholders and discretionary adjustments considered by the Board of Directors, including total development of oil and natural gas properties (7)	$71,321	NM*	$34,187	NM*

*	Not meaningful due to the 2015 change in presentation.

(1)
Represent discretionary reductions for a portion of oil and natural gas development costs, an estimated component of total development costs. The Board of Directors establishes the discretionary reductions with the objective of replacing proved developed producing reserves, current production and cash flow, taking into consideration the Company’s overall commodity mix. Management evaluates all of these objectives as part of the decision-making process to determine the discretionary reductions for a portion of oil and natural gas development costs for the year, although every objective may not be met in each year. Furthermore, there may be certain years in which commodity prices and other economic conditions do not merit capital spending at a level sufficient to accomplish any of these objectives. The 2014 amounts were established by the Board of Directors at the end of the previous year, allocated across four quarters, and were intended to fully offset declines in production and proved developed producing reserves during the year as compared to the prior year.

The portion of oil and natural gas development costs includes estimated drilling and development costs associated with projects to convert a portion of non-producing reserves to producing status. However, the amounts do not include the historical cost of acquired properties as those amounts have already been spent in prior periods, were financed primarily with external sources of funding and do not affect the Company’s ability to pay distributions in the current period. The Company’s existing reserves, inventory of drilling locations and production levels will decline over time as a result of development and production activities. Consequently, if the Company were to limit its total capital expenditures to this portion of oil and natural gas development costs and not acquire new reserves, total reserves would decrease over time, resulting in an inability to maintain production at current levels, which could adversely affect the Company’s ability to pay a distribution at the current level or at all. However, the Company’s current total reserves do not include reserve additions that may result from converting existing probable and possible resources to additional proved reserves, potential additional discoveries or technological advancements on the Company’s existing acreage position.

Schedule 1 - Continued

(2)
Represents total capital expenditures for the development of oil and natural gas properties as presented on an accrual basis. For 2015, the Company intends to fund its total oil and natural gas capital program, in addition to interest expense and distributions to unitholders, from net cash provided by operating activities. Previously, the Company intended to fund only a portion of its oil and natural gas capital program, in addition to interest expense and distributions to unitholders, from net cash provided by operating activities.

(3)	Represent the recoveries of a bankruptcy claim against Lehman Brothers which was not a transaction occurring in the ordinary course of the Company’s business.

(4)
Represents adjustments to the purchase price of acquisitions and divestitures, based on the Company’s contractual right to revenues less operating expenses for periods from the effective date of a transaction to the closing date of a transaction. When the Company is the buyer, it is legally entitled to revenues less operating expenses generated during this period, and the Company’s Board of Directors has historically made a discretionary adjustment to include this cash in the amount available for distribution. Conversely, when the Company is the seller, the Company’s Board of Directors has historically made a discretionary adjustment to reduce this cash from the amount available for distribution during the period. Beginning with the three months ended June 30, 2015, the Board decided to no longer make this discretionary adjustment.

(5)	Represents reserves and settlements related to legal matters.

(6)
Represents primarily working capital adjustments. These adjustments may or may not impact cash provided by (used in) operating activities during the respective period, but are included as discretionary adjustments considered by the Company’s Board of Directors as the Board historically has not varied the distribution it declares period to period based on uneven cash flows. The Company’s Board of Directors, when determining the appropriate level of cash distributions, excluded the impact of the timing of cash receipts and payments; as such, this adjustment is necessary to show the historical amounts considered by the Company’s Board of Directors in assessing the appropriate distribution amount for each period.

(7)
Represents the excess (shortfall) of net operating cash flow after distributions to unitholders and discretionary adjustments. Any excess was retained by the Company for future operations, future capital expenditures, future debt service or other future obligations. Any shortfall was funded with cash on hand and/or borrowings under the LINN Credit Facility.

Any cash generated by Berry is currently being used by Berry to fund its activities. To the extent that Berry generates cash in excess of its needs, the indentures governing Berry’s senior notes limit the amount it may distribute to LINN Energy to the amount available under a “restricted payments basket,” and Berry may not distribute any such amounts unless it is permitted by the indentures to incur additional debt pursuant to the consolidated coverage ratio test set forth in the Berry indentures. Berry’s restricted payments basket was approximately $431 million at June 30, 2015, and may be increased in accordance with the terms of the Berry indentures by, among other things, 50% of Berry’s future net income, reductions in its indebtedness and restricted investments, and future capital contributions.